PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Second Quarter 2011 Financial Results

Second Quarter Highlights:

•	Revenue increased 7% year-over-year
•	Operating income of $7.5 million; non-GAAP operating income of $9.7 million up 20% year-over-year
•	Gross margin improves to 23.5%
•	Net income of $4.2 million; non-GAAP net income of $5.6 million up 19% year-over-year
•	Lowers 2011 financial guidance to reflect industry trends

WARSAW, Ind., August 4, 2011 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including orthopedic implants, surgical instruments, and sterilization cases and trays, announced second quarter 2011 financial results for the period ended July 2, 2011.

	Second Quarter			Vs Prior Quarter
(in millions, except per share data)	2011	2010	Change	2Q'11	1Q'11	Change
Revenue	$94.7	$88.8	7%	$94.7	$95.8	-1%
Operating Income	7.5	7.8	-3%	7.5	3.1	141%
Net Income	4.2	4.5	-7%	4.2	1.4	207%
EPS	$0.12	$0.13	-8%	$0.12	$0.04	200%

Non-GAAP*
Operating Income*	9.7	8.1	20%	9.7	5.9	66%
Net Income*	5.6	4.7	19%	5.6	3.2	78%
EPS*	$0.16	$0.13	23%	$0.16	$0.09	78%

Revenue by Product:
Instruments	$37.8	$35.4	7%	$37.8	$39.2	-4%
Implants	26.5	28.5	-7%	26.5	27.2	-3%
Cases	24.8	19.8	25%	24.8	23.2	7%
Other	5.6	5.1	10%	5.6	6.2	-10%
Total Revenue	$94.7	$88.8	7%	$94.7	$95.8	-1%

* Excludes charges for management transition costs in 2011, as well as facility consolidation and severance costs incurred in 2011 and 2010. See “Non-GAAP Financial Measures” below.

Revenue for the second quarter 2011 was $94.7 million, up 6.6% compared to $88.8 million in the same period last year.  The year-over-year revenue growth was primarily driven by increased customer shipments in the Company’s instruments and cases businesses.

Gross profit for the second quarter 2011 was $22.2 million, up 9.2% compared to $20.4 million in the same period last year.  Gross margin percentage for the second quarter 2011 was 23.5% compared to 22.9% in the second quarter 2010 and up from 20.2% in the first quarter 2011.

Selling, general and administrative expenses in the second quarter 2011 were $13.0 million, compared to $12.3 million in the same period last year. The increase in selling, general and administrative expenses in the second quarter 2011 was primarily due to increased employee compensation and benefits associated with the previously announced hiring of the Company’s chief executive officer and management transition related expenditures, as well as increased research and development expenses.  Facility closure and severance costs were $1.7 million in the second quarter of 2011, compared to $0.3 million in the same period last year.

Operating income for the second quarter 2011 was $7.5 million, compared to $7.8 million in the same period last year. Operating margin for the second quarter 2011 was 7.9%, compared to 8.7% in the same period last year. Excluding the management transition costs, facility consolidation expenses and employee severance referenced above, operating income for the second quarter 2011 was $9.7 million, compared to $8.1 million in the same period last year.

The second quarter 2010 included a non-cash gain of $0.5 million for the mark to market of the Company’s interest rate derivative.  All existing interest rate derivative instruments were unwound during November 2010 in connection with the Company’s debt refinancing activities and therefore there was no such gain in the second quarter 2011.

Income tax expense for the second quarter 2011 was $1.9 million, compared to income tax expense of $2.4 million in the same period last year.

Net income for the second quarter 2011 was $4.2 million, or $0.12 per diluted share, compared to $4.5 million, or $0.13 per diluted share, in the same period last year. Excluding the management transition costs, facility consolidation expenses and employee severance payments referenced above, net income for the second quarter 2011 was $5.6 million, or $0.16 per diluted share, compared to $0.13 in the same period last year.

The weighted average number of diluted shares outstanding during the second quarter of 2011 was 35,989,891.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “Our second quarter results were in-line with our expectations. We made strides in improving our overall operational performance and in our efforts resulted in strong year-over-year and sequential margin improvements. We achieved these results while continuing our focus on ensuring that Symmetry is the leader in providing our customers with best-in-class quality and service. During the quarter we further streamlined and enhanced our management team and continued our journey to a more efficient, centralized organization with a uniform quality, regulatory and IT infrastructure across all of our facilities. As we announced yesterday, the acquisition of Olsen Medical will complement our hospital direct distribution business, (SSI) and coupled with internally developed products that SSI will launch in the third quarter, positions the Division for continued growth.  Our research and development team will now focus on developing innovative technology and higher margin proprietary products that will add value for our OEM customers and spur future growth. Looking at the second half of 2011, we experienced decreased orders beginning in late May, driven by lower volume trends in the orthopedic industry and customer spending reductions. We have taken prudent actions to adjust our costs while maintaining our strong infrastructure and Total Solutions capabilities, which will allow us to gain market share and drive improved margins and profitability as the industry growth recovers.”

Financial Guidance
The following forward-looking estimates regarding 2011 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2011, based on the Company’s actual financial results for the first six months of 2011, the acquisition of Olsen Medical, and current trends in the orthopedic and medical device industries, the Company is lowering its financial guidance.  The Company now expects full year 2011 revenue to be in the range of $354 million to $370 million, compared to the previously guided range of $363 million to $383 million. The Company now expects full year 2011 GAAP earnings per diluted share to be in the range of $0.32 to $0.46 and full year 2011 non-GAAP earnings per diluted share to be in the range of $0.43 to $0.57, compared to the previously guided ranges of $0.50 to $0.58 and $0.57 to $0.65, respectively.  The non-GAAP earnings per diluted share guidance excludes the impact of management transition costs, facility consolidation expenses and employee severance, which are expected to negatively impact full year 2011 GAAP earnings per diluted share by approximately $0.11.

Conference Call
Symmetry Medical will host a conference call to discuss second quarter 2011 financial results at 8:00 a.m. ET on August 4, 2011. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.symmetrymedical.com. The dial-in numbers are (866) 825-3209 for domestic callers and (617) 213-8061 for international. The reservation number for both is 36436342. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through November 4, 2011. In addition, a telephonic replay of the call will be available until August 11, 2011. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 65124571.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including orthopedic implants, surgical instruments, and sterilization cases and trays.  The Company’s nearly 3,000 Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets.  Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

Non-GAAP Measures
The non-GAAP measures, including adjusted operating income, net income and EPS, shown in this release exclude facility closure, severance costs, and management transition costs.  Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release.  These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		YTD
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$94,721	$88,824	$190,499	$173,318
Cost of Revenue	72,493	68,461	148,948	135,919

Gross Profit	22,228	20,363	41,551	37,399
Selling, general and administrative expenses	13,014	12,272	28,630	24,876
Facility closure and severance costs	1,689	340	2,273	860

Operating Income	7,525	7,751	10,648	11,663
Other (income)/expense:
Interest expense	907	1,498	1,790	3,061
Derivatives valuation gain	-	(480)	-	(788)
Other	551	(100)	751	81

Income before income taxes	6,067	6,833	8,107	9,309
Income tax expense	1,892	2,354	2,570	3,199

Net income	$4,175	$4,479	$5,537	$6,110

Net income per share:
Basic	$0.12	$0.13	$0.15	$0.17

Diluted	$0.12	$0.13	$0.15	$0.17

Weighted average common shares and equivalent shares outstanding:
Basic	35,540	35,448	35,507	35,445
Diluted	35,990	35,807	35,963	35,768

Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands

	July 2,	January 1,
	2011	2011

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$16,393	$15,067
Accounts receivable, net	54,384	50,457
Inventories	77,953	70,373
Refundable income taxes	3,222	1,911
Deferred income taxes	4,925	4,597
Other current assets	4,584	3,281

Total current assets	161,461	145,686
Property and equipment, net	106,971	107,879
Goodwill	155,595	154,218
Intangible assets, net of accumulated amortization	38,323	39,601
Other assets	3,631	2,570

Total Assets	$465,981	$449,954

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$23,804	$23,097
Accrued wages and benefits	9,730	6,808
Other accrued expenses	6,048	3,881
Accrued income taxes	682	233
Deferred income taxes	28	-
Revolving line of credit	6,251	3,692
Current portion of capital lease obligations	482	454
Current portion of long-term debt	1,081	1,397

Total current liabilities	48,106	39,562
Accrued income taxes	6,664	6,564
Deferred income taxes	17,481	17,692
Capital lease obligations, less current portion	2,179	2,418
Long-term debt, less current portion	82,834	87,349

Total Liabilities	157,264	153,585

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued July 2, 2011--36,286; January 1, 2011--35,950	4	4
Additional paid-in capital	281,327	279,592
Retained earnings	19,785	14,248
Accumulated other comprehensive income	7,601	2,525

Total Shareholders' Equity	308,717	296,369

Total Liabilities and Shareholders' Equity	$465,981	$449,954

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	July 2,	April 2,	July 3,
	2011	2011	2010
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating Income, as reported	$7,525	$3,123	$7,751
Special charges of management transition costs	518	2,169	-
Facility closure and severance costs	1,689	584	340

Operating Income excluding special charges of management transition costs and facility closure and severance costs	$9,732	$5,876	$8,091

Net Income, as reported	$4,175	$1,362	$4,479
Special charges of management transition costs	337	1,409	-
Facility closure and severance costs	1,098	380	221

Net Income excluding special charges of management transition costs and facility closure and severance costs	$5,610	$3,151	$4,700

Earning per diluted share	$0.12	$0.04	$0.13
Impact of special charges of management transition costs and facility closure and severance costs per diluted share	0.04	0.05	-

Earning per diluted share, excluding special charges of management transition costs and facility closure and severance costs	$0.16	$0.09	$0.13

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